PURCHASE AND SALE AGREEMENT

This AGREEMENT is made as of this 25th day of August, 2008, by and between 1st Source Corporation Investment Advisors, Inc., an Indiana corporation with a principal place of business at 100 North Michigan Street, South Bend, Indiana 46601 (“Seller”) and WA Holdings, Inc., a Utah corporation with a principal place of business at 150 Social Hall Avenue, 4th Floor, Salt Lake City, Utah 84111 (“Buyer”).

WHEREAS, Seller acts as investment adviser and sponsor to the 1st Source Monogram Income Equity Fund (the “Current Income Equity Fund”), the 1st Source Monogram Long/Short Fund (the “Current Long/Short Fund”) and the 1st Source Monogram Income Fund (the “Current Income Fund”) (in such capacity to the Current Income Equity Fund, Current Long/Short Fund and Current Income Fund, the “Business”) (each of the Current Income Equity Fund, the Current Long/Short Fund and the Current Income Fund is a “Seller Fund” and, collectively, the “Seller Funds”), each a series of the Coventry Group (the “Trust”), a Massachusetts business trust that is registered with the Securities and Exchange Commission (the “SEC”) as an open-end investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, Wasatch Advisors, Inc. (“Wasatch”), a wholly-owned subsidiary of Buyer, acts as investment adviser and sponsor to the Wasatch Funds, Inc. (the “Wasatch Funds”), a Minnesota corporation that is registered with the SEC as an open-end investment company under the 1940 Act; and

WHEREAS, the parties intend to transfer the Business Assets to Buyer under the terms specified in this Agreement in the following manner:  The Wasatch Funds will establish three new funds and file an amendment (the “Amendment”) to its existing Registration Statement on Form N-1A (the “Registration Statement”) with the SEC for the purpose of registering shares of the three new funds (the “Shell Funds”) corresponding to the three Seller Funds (each such respective new fund, or any successor thereto, including by reorganization, asset transfer, merger or otherwise, the “New Income Equity Fund”, the “New Long/Short Fund” and the “New Income Fund” and, collectively following the Closing, the “New Funds”).  Wasatch Advisors will act as the investment adviser to the New Income Equity Fund, New Long/Short Fund and the New Income Fund, and Seller will act as the subadvisor to the New Income Fund. The Wasatch Funds, acting on behalf of the Shell Funds, and the Trust, acting on behalf of the Seller Funds, will enter into an Agreement and Plan of Reorganization in the form and substance of Exhibit A hereto (the “Reorganization Agreement”) pursuant to which the respective Shell Funds will agree to acquire all of the assets and liabilities of their counterpart Seller Funds in exchange for Shell Fund shares, which in turn will be distributed pro rata to the former shareholders of the Seller Funds in a transaction intended to qualify as a “reorganization” as defined in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Reorganization”).  Shareholders of the Seller Funds will be solicited to approve the Reorganization by means of a prospectus/proxy statement (the “Prospectus/Proxy Statement”) of the New Funds filed with the SEC and mailed to the shareholders of the Seller Funds in connection with a special meeting to be held for such purpose; and

WHEREAS, on the date hereof and in connection herewith the following agreements ancillary hereto have been entered into:

1. Research and Consulting Agreement by and between Wasatch and Seller (the “Research and Consulting Agreement”);

2. Separation Agreement by and between Ralph C. Shive (“Shive”) and Seller (the “Shive Separation Agreement”);

3. Separation Agreement by and between Michael L. Shinnick (“Shinnick”) and Seller (the “Shinnick Separation Agreement”);

4. Employment Agreement by and between Shive and Buyer (the “Shive Employment Agreement”); and

5. Employment Agreement by and between Shinnick and Buyer (the “Shinnick Employment Agreement”).

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and further good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION I.

OFFER AND SALE OF THE BUSINESS; CLOSING

A. Sale of Business Assets.  Subject to the terms and conditions contained in this Agreement, upon the Closing, Seller will assign, transfer and sell the Business Assets to Buyer and Buyer will purchase and accept the Business Assets from Seller in consideration of the purchase price set forth in subsection D below (the “Purchase Price”).  The term “Business Assets” means all right, title and interest that Seller possesses and has the right to transfer in and to (i) the goodwill of the Business and (ii) the performance record and related records of the Business.  Other than the Business Assets, Seller is not assigning, transferring or selling any assets of Seller to Buyer.

B. Liabilities.  Seller agrees to retain all pre-Closing liabilities associated with the Business.  Buyer is not assuming any liabilities from Seller as part of the transactions contemplated by this Agreement.

C. Closing Date and Place.  Subject to the terms and conditions of Section IV hereof (the “Closing Conditions”), the consummation of the transactions referred to in this Agreement (the “Closing”) shall take place promptly following the satisfaction or waiver of the condition precedents in Section IV below, or on such other date as may be agreed upon by the parties (the “Closing Date”), and in any event shall take place simultaneously with the closing of the transactions contemplated by the Reorganization Agreement. The Closing shall take place at the offices of Vedder Price P.C., 222 North LaSalle Street, Chicago, Illinois 60601-1003, or such other place as the parties mutually agree.  The parties agree that the Closing may occur by the electronic transmission or courier delivery of any documents required in connection with the

Closing and that neither party will be required to have a representative physically present at the Closing.

D. Purchase Price.  The Purchase Price shall equal the sum of all amounts due under the Initial Payment, Earn-Out Fees and Aggregate IE Value Earn-Out Fees as described in subsections 1, 2 and 3 below.

1. Thirteen Million Dollars ($13,000,000) to be paid at Closing (the “Initial Payment”).

2. Buyer shall pay Seller a purchase price earn-out fee (“Earn-Out Fee”) for each of the New Income Equity Fund and the New Long/Short Fund (calculated as set forth in (a) through (c) below) monthly for each month (or portion thereof) beginning with the month in which the Closing occurs and ending with the month during which falls the tenth anniversary of the Closing (the “Earn-Out Fee Term”).  Each Earn-Out Fee payment shall equal the sum of the Daily Earn-Out Fees for each Fund for each month (or portion thereof), and shall be paid within ten days following the end of the calendar month, with the first Earn-Out Fee payment due within ten days following the end of the calendar month in which the Closing occurs.  Exhibit B attached hereto sets forth an example of the calculation of the Earn-Out Fees using actual data for the time period set forth thereon.  Each Earn-Out Fee shall be calculated in accordance with the terms hereof, including as set forth on Exhibit B.  With each monthly Earn-Out Fee payment, Buyer shall provide Seller with a spreadsheet in the form of Exhibit B hereto showing its calculation of the amount due and then being paid and such spreadsheet shall be certified as true, accurate and correct by the Buyer’s chief financial officer.

(a). For each day in the period (the month or partial month), the Daily Earn-Out Fee for the New Income Equity Fund shall be an amount equal to (i) 0.0015/365, multiplied by (ii) an amount (“IE Net New Assets”) equal to the excess, if any, of (A) the total ending assets in the New Income Equity Fund as of the close of business (the “IE Aggregate Market Value”), over (B) (i) Six Hundred and Twenty-Seven Million Eight Hundred Sixty-Three Thousand Five Hundred Ninety-Six Dollars and Thirty-Two Cents ($627,863,596.32) multiplied by (ii) one plus the fund’s Cumulative Fund Return from June 15, 2008 through the day of the calculation (the “IE Adjusted Base Assets”).  The Daily Earn-Out Fee for each day that is not a business day shall equal the Daily Earn-Out Fee, if any, for the preceding business day.

(b). For each day in the period (the month or partial month), the Daily Earn-Out Fee for the New Long/Short Fund shall be an amount equal to (i) 0.0015/365, multiplied by (ii) an amount (“LS Net New Assets”) equal to the excess, if any, of (A) the total ending assets in the New Long/Short Fund as of the close of business (the “LS Aggregate Market Value”), over (B) (i) Ninety-Nine Million Nine Hundred Thirty-Three Thousand Nine Hundred Ninety-Four Dollars and Forty-Four Cents ($99,933,994.44) multiplied by (ii) one plus the fund’s Cumulative Fund Return from June 15, 2008 through the day of the calculation (the “LS Adjusted Base Assets”).  The Daily Earn-Out Fee for each day that is not a business day shall equal the Daily Earn-Out Fee, if any, for the preceding business day.

(c). Definitions and special rules:

(i) “Base NAV” means, for the New Income Equity Fund, $14.920 per share, and for the New Long/Short Fund, $11.770 per share.

(ii) “Cumulative Fund Return” means, for each of the New Income Equity Fund and New Long/Short Fund, the quotient obtained by dividing (A) the sum of (i) the Daily NAV Changes (positive or negative) for such fund (or its predecessor) for each day beginning on [June 16, 2008] and continuing through the computation date, plus (ii) the cumulative per-share distributions expressed as a positive number (whether dividend, capital gains, or otherwise) made by such fund (or its predecessor) for all periods beginning on [June 16, 2008] and continuing through the computation date, by (B) the Base NAV with respect to such fund.

(iii) “Daily NAV Change” means, for each of the New Income Equity Fund and New Long/Short Fund, the per-share net asset value (NAV) as of the close of business on such day, minus the per-share NAV of such fund (or its predecessor) as of the close of business the prior business day, in each case computed in accordance with generally accepted accounting principals consistent with past practice of each such fund.

(iv) In the event of a split, combination, subdivision or other similar adjustment to the number of shares in the New Income Equity Fund or the New Long/Short Fund, the calculations of the amounts due shall be appropriately adjusted.

(d). Each Earn-Out Fee payment under this Section I.D.2. will be subject to a discount of ten percent (10%) (the “Earn-Out Fee Discount”) so long as each of the following conditions remain true and correct (the “Discount Conditions”):

(i) Shive and Shinnick are employed by Buyer or an affiliate of Buyer and Shive is acting as portfolio manager to the New Income Equity Fund and Shinnick is acting as portfolio manager to the New Long/Short Fund;

(ii) Buyer is not in breach of any of the terms of the Research and Consulting Agreement (including such provisions contained in such agreement with respect to Shive and Shinnick  performing the consulting services called for in such agreement in accordance with the terms thereof); and

(iii) Buyer is not in breach of any of the terms hereof, including, without limitation, Article VII hereof and Shive and Shinnick are not in violation of the restrictive covenants referenced in Section VII.B. hereof (assuming for the purposes hereof that Shive and Shinnick were in direct privity with Seller with respect to such restrictive covenants).

Upon any of the Discount Conditions becoming unsatisfied for any reason, the Earn-Out Fee Discount shall no longer be applicable to any Earn-Out Fee payment.

3. In addition to the Earn-Out Fees set forth above, Buyer shall pay Seller an additional fee (“Aggregate IE Value Earn-Out Fee”) which shall accrue daily beginning the day after the Closing Date and continuing through the five (5) year anniversary of the Closing Date, in a daily amount equal to (i) the Incremental IE Management Fee divided by 365, multiplied by (ii) the IE Aggregate Market Value as of the close of business on each such day.  The “Incremental IE Management Fee” means 90% of the amount by which the gross investment management fee payable by the New Income Equity Fund exceeds eighty (80) basis points of assets annually; provided that the Incremental IE Management Fee shall not exceed nine (9) basis points.  The Aggregate IE Value Earn-Out Fee will be paid monthly for five years following Closing.  Each Aggregate IE Value Earn-Out Fee that is due will be paid within ten days of the end of the calendar month, with the first Aggregate IE Value Earn-Out Fee payment due within ten days of the end of the calendar month in which Closing occurs.  Exhibit B attached hereto sets forth an example of the calculations of the Aggregate IE Value Earn-Out Fee using actual data for the time period set forth thereon.  Each Aggregate IE Value Earn-Out Fee shall be calculated in accordance with the  terms hereof, including as set forth on Exhibit B.  With each monthly Aggregate IE Value Earn-Out Fee payment, Buyer shall provide Seller with a spreadsheet in the form of Exhibit B hereto showing its calculation of the amount then due and being paid and such spreadsheet shall be certified as true, accurate and correct by the chief financial officer of Buyer.

4. With respect to the determination of the Earn-Out Fee or the Aggregate IE Value Earn-Out Fee, Buyer and Seller hereby agree that:

(a). Buyer shall deliver or make available to Seller and/or its representatives promptly and, in any event, within two (2) business days after any written request, any and all work papers or other information of Buyer or any third party (including each transfer agent) related to monthly spreadsheet and the determination, preparation or calculation of the Earn-Out Fee and the Aggregate IE Value Earn-Out Fee, including, without limitation, the number of units outstanding and the aggregate value of each New Fund on a daily basis. If Seller does not object, or otherwise fails to respond, to the determination of the Earn-Out Fee or the Aggregate IE Value Earn-Out Fee as set forth by Buyer within thirty (30) days after delivery of such monthly spreadsheet to Seller (such period of time to be reasonably extended in the event that Buyer fails to promptly provide such work papers or other information in accordance with the immediately preceding sentence), then such determination of the Earn-Out Fee or the Aggregate IE Value Earn-Out Fee, as the case may be, specified therein shall automatically become final and conclusive.  In the event that Seller objects to the determination of the Earn-Out Fee or the Aggregate IE Value Earn-Out Fee as set forth by Buyer within such thirty (30) day period (as may be extended pursuant to the immediately preceding sentence), Seller and Buyer shall promptly meet and endeavor to reach agreement as to the determination of the Earn-Out Fee or the Aggregate IE Value Earn-Out Fee, as the case may be.  If Seller and Buyer agree on the determination of the Earn-Out Fee or the Aggregate IE Value Earn-Out Fee, as the case may be (as revised pursuant to any agreement between Buyer and Seller), then the specified determination therein shall become final and conclusive.  If Seller and Buyer are unable to reach agreement within twenty-one (21) days after the delivery of such objection to the determination of the Earn-Out Fee or the Aggregate IE Value Earn-Out Fee, as the case may be, then Grant Thornton LLP (the

“Independent Accountants”) shall promptly be retained to undertake a determination of the Earn-Out Fee or the Aggregate IE Value Earn-Out Fee, as the case may be.  Only disputed item(s) shall be submitted to the Independent Accountants for review.  In resolving any disputed item, the Independent Accountants may not assign a value to such item greater than the greatest value for such item claimed by either party or less than the lowest value for such item claimed by either party, in each case as presented to the Independent Accountants.  The determination of the Independent Accountants as to any item in dispute shall be based solely on presentations by Seller and Buyer (i.e., not on independent review), and on the definitions set forth and other provisions contained in this Agreement.  Such determination of the Independent Accountants shall be final and binding on Seller and Buyer.

(b). Within five (5) business days of the final determination of the Earn-Out Fee or Aggregate IE Value Earn-Out Fee, pursuant to this Section 4, Buyer or Seller, as the case may be, shall pay or cause to be paid to the other an amount equal to (i) the amount by which the final Earn-Out Fee or Aggregate IE Value Earn-Out Fee is greater or less than the original Earn-Out Fee or Aggregate IE Value Earn-Out Fee set forth and paid by Buyer to Seller, and (ii) interest on such amount at a rate equal to the lower of (x) ten percent (10%) per annum or (y) the highest rate permitted by law thereon, from the date of such original payment of the Earn-Out Fee or Aggregate IE Value Earn-Out Fee to the date of payment of the final determined Earn-Out Fee or Aggregate IE Value Earn-Out Fee pursuant to this Section 4, as the case may be (such difference and interest thereon being the “Fee Reconciliation Amount”).  If the Fee Reconciliation Amount results in the payment of additional funds to Seller, Buyer shall promptly pay such Fee Reconciliation Amount to Seller and pay all expenses and fees of the Independent Accountants with respect to such final determination.  If the Fee Reconciliation Amount does not result in the payment of additional funds to Seller, Seller shall promptly pay or cause to be paid all expenses and fees of the Independent Accountants with respect to such final determination.  Final determination and payment of the Fee Reconciliation Amount shall be made without regard to any claims or offsets that either Seller or Buyer may have asserted against one another.

5. Any Earn-Out Fee or Aggregate IE Value Earn-Out Fee payment which is not paid when due shall accrue interest at a rate equal to the lower of (x) ten percent (10%) per annum or (y) the highest rate permitted by law, from the due date of such payment until the date such payment (including all accrued interest) is paid in full.

E. Income Fund.  Wasatch will promptly recommend to the Wasatch Funds Board of Directors (the “Wasatch Board”) that Seller become the investment subadvisor to the New Income Fund and the Investment Subadvisory Agreement with respect to such Income Fund shall be as set forth in Exhibit C hereto (the “New Investment Subadvisory Agreement”).  The investment management fee of the New Income Fund will continue at 0.55% of average daily net assets annually, and 0.52% of average daily net assets will be paid to Seller pursuant to the Income Fund New Investment Subadvisory Agreement.  Subject to its fiduciary duties, Buyer will use its reasonable best efforts to cause the Wasatch Board to not terminate or fail to renew Seller as the subadvisor to the New Income Fund on substantially the terms, and with respect to the subadvisory fees, on terms not less favorable than, as set forth in the New Investment Subadvisory Agreement.

F. Making of Payments.  Buyer shall make all payments of the Purchase Price in immediately available funds by wire transfer to the account or accounts designated by Seller.

G. Allocation of Purchase Price.  The Purchase Price shall be allocated among the Business Assets as mutually agreed between Buyer and Seller prior to the Closing Date.  The parties agree that such allocation shall be used by them and respected for all purposes, including income tax purposes, and that the parties shall follow such allocation for all reporting purposes.

H. Closing Deliveries.  At the Closing, (i) the Seller will execute and deliver the certificate referenced in Section IV.B.4.; (ii) the Buyer will execute and deliver the certificate referenced in Section IV.A.3; (iii) the Seller will execute and deliver to Buyer a bill of sale (the “Bill of Sale”); and (iv) Buyer will deliver to Seller the Initial Payment as specified in Section I.D.1.

SECTION II.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER

Except as otherwise disclosed to Buyer in the Seller’s disclosure schedules to this Agreement (“Seller’s Disclosure Schedules”), Seller hereby represents and warrants to Buyer as of the date hereof the matters set forth in Sections II.A, B, C, D and E below and covenants with Buyer the matters set forth in Section II.F below as follows:

A. Authority to Execute and Perform Agreements; Enforceability.

1. Seller has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform its obligations hereunder; and

2. This Agreement has been duly authorized, executed and delivered and is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject only to qualifications relating to the enforcement of rights and remedies created under bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the rights and remedies of creditors and general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

3. Subject to approval of the Reorganization Agreement by the Board of Trustees of the Trust, the Trust, on behalf of each of the Seller Funds, has the full legal right and power and all authority and approval required to enter into, execute and deliver the Reorganization Agreement and to perform its obligations thereunder; and

4. The Reorganization Agreement is fully enforceable against the Seller Funds in accordance with its terms, subject only to qualifications relating to the enforcement of rights and remedies created under bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the rights and remedies of creditors and general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

B. Non-Contravention; Compliance.

1. The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby on the terms and conditions stated herein, will not violate any provision of Federal or state law, statute, ordinance or regulation or the rules of self-regulatory organizations (“Laws”) applicable to Seller and will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, any material contract, other instrument or agreement by which Seller is bound;

2. Seller, and 1st Source Bank, and, to Seller’s knowledge, the Seller Funds have at all times conducted their respective businesses and all operations in material compliance with, and each of them is in material compliance with, all Laws applicable to each such entity and their respective businesses;

3. To the Seller’s knowledge, the execution, delivery and performance of the Reorganization Agreement by the Trust on behalf of the Seller Funds and the consummation of the transactions contemplated thereby on the terms and conditions stated therein, will not violate any provision of Law applicable to the Seller Funds or the Trust and will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, any material contract, other instrument or agreement by which any of the Seller Funds or the Trust or their respective assets are bound; and

4. Seller is registered under the Investment Advisers Act of 1940, as amended (“Advisers Act”) as an investment adviser with the SEC.

C. Litigation.  There is no litigation, proceeding or, to Seller’s knowledge, investigation, pending or threatened before any court or governmental or regulatory agency against Seller or, to Seller’s knowledge, any of the Seller Funds that involves or could be reasonably expected to adversely affect, the Business, the Seller Funds, the transactions contemplated by this Agreement or the Reorganization Agreement, or the Business Assets to be acquired by Buyer pursuant to this Agreement.

D. Insolvency.  Seller is not insolvent, and no proceedings, in a court having jurisdiction, under any state or federal bankruptcy or insolvency law or under laws for relief of debtors, by or against Seller have been made.

E. Disclosure Matters.  All information supplied in writing to Buyer or its counsel by Seller for inclusion in the Prospectus/Proxy Statement, the Registration Statement and the Amendment relating to Seller, the Seller Funds, and their respective affiliates (as such term is defined under the 1940 Act) and their respective officers, directors, and trustees and to Seller’s knowledge, by service providers to the Seller Funds (excluding Seller) (collectively, “Seller Information”), will be true and correct in all material respects at the time indicated, as the case may be, and shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a shareholder of the Seller Funds evaluating the transactions described in the Prospectus/Proxy Statement.

F. Covenants Pending the Closing.  Except as otherwise provided herein, from and after the date hereof and until the Closing Date:

1. Seller will permit Buyer and its representatives (including its counsel and auditors), at reasonable times during normal business hours and in a manner which will not materially disrupt the Business, to have free and full access to examine and make copies of all Seller’s books and records pertaining to the Business, whether or not delivered to Buyer pursuant hereto (including, but not limited to, correspondence, corporate minutes and record books, memoranda, books of account, accountants’ work papers and the like), in order that Buyer may have full opportunity to make such investigation as it shall desire of the Business and the Seller Funds.  Such access shall be subject to any and all confidentiality obligations of Seller thereto and any attorney-client privilege of Seller thereto. Seller will use its reasonable best efforts to allow Buyer access to the books and records of the Seller Funds’ service providers and the books and records of the Seller Funds.  All information obtained by Buyer during such investigations shall be kept in confidence and shall be used and held as confidential and proprietary information pursuant to the terms and conditions of that certain Non-Disclosure & Non-Solicitation Agreement by and between Buyer and Seller, dated as of March 3, 2008.

2. Seller will continue to operate the Business in material compliance with applicable Laws and consistent with past practices and shall not take any action, or fail to take any action, which could be reasonably expected to have a material adverse effect on the Business or the Seller Funds.

3. Seller will not, directly or indirectly, solicit, encourage or facilitate the making or submission of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, including engaging in discussions or negotiations with any person with respect to any acquisition proposal or that could reasonably be expected to lead to an acquisition proposal.  For purposes of this subsection, an “Acquisition Proposal” means any offer, proposal, inquiry or indication of interest regarding an acquisition, merger or other similar transaction with the Seller Funds.

4. Seller will use its reasonable best efforts to cause the conditions set forth in Section IV to be satisfied and to consummate the transactions contemplated by this Agreement as soon as reasonably possible and in any event prior to the Closing Date.

SECTION III.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER

Buyer represents and warrants  to Seller as of the date hereof the matters set forth in Sections III.A, B, C, D and E below and covenants with Seller the matters set forth in Sections III.F. and G. below as follows:

A. Authority to Execute and Perform Agreements; Enforceability.

1. Buyer has the full legal right and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform its obligations hereunder;

2. This Agreement has been duly authorized, executed and delivered and is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject only to qualifications relating to the enforcement of rights and remedies created under bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the rights and remedies of creditors and general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

3. Subject to approval of the Reorganization Agreement by the Board of Directors of the Wasatch Funds, the Wasatch Funds, on behalf of each of the Shell Funds, has the full legal right and power and all authority and approval required to enter into, execute and deliver the Reorganization Agreement and to perform its obligations thereunder;

4. The Reorganization Agreement is fully enforceable against the Shell Funds in accordance with its terms, subject only to qualifications relating to the enforcement of rights and remedies created under bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the rights and remedies of creditors and general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law); and

5. Buyer has the financial capacity to pay the Initial Payment and to consummate this Agreement and transactions contemplated herein.

B. Non-Contravention; Compliance.

1. The execution, delivery and performance of this Agreement by Buyer, and the consummation of the transactions contemplated hereby on the terms and conditions stated herein, will not violate any Laws applicable to Buyer or Wasatch and will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, any material contract, other instrument or agreement by which Buyer, Wasatch or their respective assets are bound;

2. To Buyer’s knowledge, the execution, delivery and performance of the Reorganization Agreement by Wasatch Funds on behalf of the Shell Funds, and the consummation of the transactions contemplated thereby on the terms and conditions stated therein, will not violate any provision of Law applicable to Wasatch Funds and will not conflict with, or result in the breach or termination of any provision of, or constitute a default under, any material contract, other instrument or agreement by which any of the Wasatch Funds or their respective assets are bound;

3. The Wasatch Funds, Buyer and Wasatch have at all times conducted their respective businesses and all operations in material compliance with, and each of them is in material compliance with, all Laws applicable to them and their respective businesses; and

4. Wasatch is registered under the Advisers Act as an investment adviser with the SEC.

C. Litigation.  There is no litigation, proceeding or, to Buyer’s knowledge, investigation pending or threatened before any court or governmental or regulatory agency against Wasatch Funds, Buyer or Wasatch that involves or could be reasonably expected to adversely affect any of them or the transactions contemplated by this Agreement or the Reorganization Agreement.

D. Insolvency.  Neither Buyer nor Wasatch is insolvent, and no proceedings, in a court having jurisdiction, under any state or federal bankruptcy or insolvency law or under laws for relief of debtors, by or against Buyer or Wasatch have been made.

E. Disclosure Matters.  All information contained in the Registration Statement, the Amendment and the Prospectus/Proxy Statement (other than Seller Information) (collectively, “Wasatch Information”), will be true and correct in all material respects at the time indicated, as the case may be; and neither the Registration Statement, the Amendment or the Prospectus/Proxy Statement, when they shall be authorized for use, will, with respect to any Wasatch Information, include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

F. Office.  Prior to Closing, Buyer will establish an office in the South Bend area in a building whose principal tenant is not a financial institution which competes with Seller’s Bank.

G. Certain Covenants of Buyer.  Buyer will, and will cause its affiliates, including, without limitation, Wasatch, to use its reasonable best efforts to promptly cause the establishment of the Shell Funds, the Amendment to be filed with and declared effective by the SEC in an expeditious manner, to cause the Board of Trustees of the Wasatch Funds to approve the Reorganization Agreement and the transactions contemplated thereby with the fee schedules agreed to by Buyer and Seller, and to cause the transactions contemplated by this Agreement to be completed.  In connection therewith, Buyer will, and will cause Wasatch to provide Seller with a draft of any written presentation to be provided to the Wasatch Board in connection with this Agreement and the Reorganization (“Board materials”) and allow Seller to provide comments on the same.  Buyer will, and will cause Wasatch to provide Seller with final Board materials.

SECTION IV.

CLOSING CONDITIONS

A. Conditions to Closing Obligations of Seller.  The obligations of Seller to consummate the transactions by it in connection with the Closing are subject to the satisfaction or the waiver by Seller of the following conditions on or prior to the Closing Date:

1. All of the covenants and agreements herein on the part of Buyer to be complied with or performed on or before the Closing Date shall have been fully complied with and performed;

2. All of the representations and warranties on the part of Buyer made in this Agreement shall be true and correct on the Closing Date to the same extent as if made at and as of such date;

3. Buyer shall have delivered a certificate, executed by an authorized officer, attesting to the satisfaction of conditions IV.A.1 and 2 above; and

B. Conditions to Closing Obligations of Buyer.  The obligations of Buyer to consummate the transactions by it in connection with the Closing are subject to the satisfaction or the waiver by Buyer of the following conditions on or prior to the Closing Date:

1. All of the covenants, agreements and conditions herein on the part of Seller to be complied with or performed on or before the Closing Date shall have been fully complied with and performed;

2. All of the representations and warranties of Seller made in this Agreement shall be true and correct on the Closing Date as though made at and as of such date;

3. There shall have been no event, occurrence or circumstance which could be reasonably expected to have a material adverse effect on the Business or the Seller Funds, other than events, occurrences or circumstances that impact similar businesses and/or funds in a similar manner; provided, that unfavorable investment performance by the Seller Funds shall in no event be deemed to be such an event, occurrence or circumstance; and

4. Seller shall have delivered a certificate, executed by an authorized officer, attesting to the satisfaction of conditions IV.B.1, 2 and 3 above.

C. Conditions to Closing Obligations of Both Parties.  The obligations of each party to this Agreement to consummate the transactions by it in connection with the Closing are subject to the satisfaction of the following conditions on or prior to the Closing Date:

1. Citi Fund Services (“Citi”) shall have provided notice of termination on behalf of the Seller Funds to Citi, Foreside Distribution Services L.P. and Fifth Third Bank with respect to the agreements between the Seller Funds and such parties.

2. The Prospectus/Proxy Statement and Amendment shall each have been declared effective by the SEC; no stop order suspending such effectiveness shall have been entered; and no proceedings to obtain such a stop order shall have been instituted or, to the knowledge of any of the parties to this Agreement, shall have been threatened by the SEC;

3. The Wasatch Board shall have approved the Reorganization Agreement, the investment advisory agreement between Wasatch and the Shell Funds (the “New Advisory Agreement”) and the New Investment Subadvisory Agreement, the Coventry Board shall have approved the Reorganization Agreement and the shareholders of each Seller Fund shall have approved the Reorganization Agreement by the requisite vote (the approval of the Wasatch Board, Coventry Board and shareholders of the Seller Funds shall be on the economic terms agreed to between Seller and Buyer, including, but not limited to, the management fee of the New Income Equity Fund, New Long/Short Fund and New Income Fund being .90%, 1.10% and

.55% and the subadvisory fee of the New Income Fund being .52% of the respective fund’s average daily net assets without breakpoints in the management fees), Wasatch shall have entered into the New Advisory Agreement with Wasatch Funds and Seller shall have entered into the New Investment Subadvisory Agreement with Wasatch to subadvise the New Income Fund and the transactions contemplated by the Reorganization Agreement shall have been completed with respect to each Seller Fund simultaneously with the Closing of the transactions contemplated by this Agreement.

D. Waiver of Certain Conditions to Closing.  Anything in this Agreement to the contrary notwithstanding, if any one or more of the conditions specified in paragraphs A through C above shall not have been satisfied, the party or parties entitled to the benefit of such condition may waive such condition and nevertheless proceed with the transactions contemplated hereby.  In the event of any such waiver, the party granting such waiver shall not thereafter have the right to proceed against the other party for damages resulting from the failure of the condition waived to have been satisfied.

SECTION V.

INDEMNIFICATION

A. Indemnification by Buyer.  Buyer agrees, subject to subsections C and D below, to indemnify and hold harmless Seller and the Seller Funds, and their respective directors, trustees, officers, employees, agents, affiliates and managers (“Seller Indemnitees”), from and against all demands, claims, actions or causes of action, assessments, damages, liabilities, costs and further expenses, including, without limitation, interest, penalties and attorneys’ and professionals’ and experts’ fees and expenses (collectively, “Seller Losses”), asserted against, resulting to, imposed upon or incurred by any Seller Indemnitee, directly or indirectly, by reason of or resulting from:

1. a breach, misrepresentation or inaccuracy of any representation, warranty, covenant or agreement of Buyer contained in this Agreement or in any certificate delivered pursuant hereto;

2. any misstatement or omission in the Wasatch Information referred to in Section III.E; and

3. any liabilities relating to or arising out of the operation of the Business by Buyer from and after the Closing.

B. Indemnification by Seller.  Seller agrees, subject to subsections C, D and E below, to indemnify and hold harmless Buyer, Wasatch and the Wasatch Funds and their respective directors, trustees, officers, employees, agents, affiliates and managers (the “Buyer Indemnitees”), from and against all demands, claims, actions or causes of action, assessments, damages, liabilities, costs and further expenses, including, without limitation, interest, penalties and attorneys’ and professionals’ and experts’ fees and expenses (collectively, “Buyer Losses”), asserted against, resulting to, imposed upon or incurred by Buyer Indemnitee, directly or indirectly, by reason of or resulting from:

1. a breach, misrepresentation or inaccuracy of any representation, warranty, covenant or agreement of Seller contained in this Agreement or any certificate delivered pursuant hereto;

2. any misstatement or omission in the Seller Information referred to in Section II.E; and

3. any liabilities relating to or arising out of the operation of the Business by Seller prior to the Closing.

C. Procedures for Indemnification.  Any party seeking indemnification hereunder (an “Indemnitee”) shall give prompt written notice to the party against which indemnification is sought (the “Indemnitor”) of any claims against the Indemnitee as to which a claim for indemnification is to be made hereunder, which notice shall specify the nature of such claim; provided, however, that the failure to provide such prompt written notice shall not affect the indemnification obligations hereunder, except to the extent that the Indemnitor is harmed by such failure or delay.  The Indemnitor shall have the right to participate, at its own expense, in the defense of any such claim or its settlement, and the Indemnitee shall permit the Indemnitor to take over the investigation, defense and settlement of any such claim with counsel reasonably satisfactory to the Indemnitee, provided that the Indemnitor bears the fees and expenses of such counsel.  Notwithstanding the preceding sentence, (i) the Indemnitor shall not settle any action without the consent of the Indemnitee unless the settlement has no monetary consequences to the Indemnitee and the terms of the settlement have no material impact on the conduct of the Indemnitee’s or its affiliates’ conduct of their business, and (ii) if the Indemnitee reasonably believes that it has defenses which conflict with or are in addition to those which may be asserted by the Indemnitor, the Indemnitee may, at the expense of the Indemnitor, retain separate counsel.  Notwithstanding the foregoing, no Indemnitor shall be obligated to indemnify any Indemnitee unless written notice of the claim with respect to which indemnification is sought was provided to such Indemnitor as provided in the first sentence of this paragraph within the two-year period following the Closing Date.

D. Survival of Representations and Warranties.  All representations and warranties made by any party in this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of two years following the Closing Date.  All covenants and agreements made by any party in this Agreement shall survive the execution and delivery of this Agreement and the Closing until fully performed or discharged.

E. Limitations on Indemnification Obligations of Seller.  The rights of the Buyer Indemnitees to indemnification pursuant to the provisions of Section V.B are subject to the following limitations:

1. the amount of any and all Buyer Losses will be determined net of (i) any amounts recovered by the Buyer Indemnitees under insurance policies or other collateral sources (such as contractual indemnities of any person that are contained outside of this Agreement) with respect to such Buyer Losses (and that the Buyer Indemnitees agree to use commercially reasonable efforts to cover all possible amounts from such sources) and (ii) any tax benefits actually realized with respect to such Buyer Losses;

2. the Buyer Indemnitees will not be entitled to recover Buyer Losses pursuant to Section V.B until the total amount that the Buyer Indemnitees would recover under Section V.B, exceeds $50,000 (the “Basket”), provided that once the Basket amount is reached the Buyer Indemnitees will be entitled to receive the entire amount of Buyer Losses; and

3. the Buyer Indemnitees will not be entitled to recover Buyer Losses if the aggregate claims actually paid by Seller on account thereof exceed the Initial Payment (the “Cap”).

F. Limitations on Indemnification Obligations of Buyer.  The rights of the Seller Indemnitees to indemnification pursuant to the provisions of Section V.A are subject to the following limitations (which limitations shall not apply to any breach by Buyer of its covenants to pay the Purchase Price):

1. the amount of any and all Seller Losses will be determined net of (i) any amounts recovered by the Seller Indemnitees under insurance policies or other collateral sources (such as contractual indemnities of any person that are contained outside of this Agreement) with respect to such Seller Losses (and that the Seller Indemnitees agree to use commercially reasonable efforts to cover all possible amounts from such sources and (ii) any tax benefits actually realized with respect to such Seller Losses);

2. the Seller Indemnitees will not be entitled to recover Seller Losses pursuant to Section V.A until the total amount that the Seller Indemnitees would recover under Section V.A, exceeds $50,000 (the “Basket”), provided that once the Basket amount is reached the Seller Indemnitees will be entitled to receive the entire amount of Seller Losses; and

3. the Seller Indemnitees will not be entitled to recover Seller Losses if the aggregate claims actually paid by Buyer on account thereof exceed the Initial Payment (the “Cap”).

SECTION VI.

TERMINATION

Notwithstanding anything to the contrary contained herein, this Agreement and the transactions contemplated hereby with respect to an affected party may be terminated (a) by either party upon written notice to the other party if the Closing has not occurred on or before February 28, 2009; (b) if a party is in material breach of its obligations hereunder and has not cured such breach within 10 days following written notice thereof provided to it by the other party, upon written notice by the non-breaching party to the breaching party; or (c) by mutual written agreement of both parties.  In the event of termination of this Agreement as provided above, this Agreement shall forthwith become void, and there shall be no liability on the part of Seller or Buyer, except for willful breaches of this Agreement prior to the time of such termination, provided, however, the obligations of Buyer, Seller and their respective affiliates under that certain Non-Disclosure & Non-Solicitation Agreement, dated as of March 3, 2008, shall survive.

SECTION VII.

POST-CLOSING COVENANTS

A. During the Earn-Out Fee Term, Buyer and its employees and affiliates will not pro-actively solicit separate account clients or compete with Seller and its affiliates to provide asset management or investment advisory services for any separate account clients within the Covered Counties; provided, however, that Buyer may reactively accept and follow up on any potential clients introduced to Buyer through any third party not affiliated with Buyer, including a consultant or pension advisory firm to which Wasatch has furnished data and/or has an ongoing relationship.  Furthermore, this Subsection A does not apply to wrap programs of national brokerage platforms that extend into the Covered Counties.  The term “Covered Counties” shall mean the following counties:  (i) Berrien, Cass and Kalamazoo counties in the State of Michigan, and (ii) Allen, Elkhart, Fulton, Huntington, Kosciusko, La Porte, Marshall, Porter, Pulaski, St. Joseph, Starke, Wells and Whitley counties in the State of Indiana.

B.   1. Without the prior written consent of Seller, while employed by Buyer or an affiliate of Buyer, and for a period of twelve (12) months thereafter (the “One Year Tail Period”) (the last day of such employment, the “Termination Date”), Buyer will use its best efforts to cause each of Shive and Shinnick to not directly or indirectly (either alone or in concert with others) provide any asset management or investment advisory services to clients or prospects of Seller with whom Shive or Shinnick had a professional relationship while Shive or Shinnick was employed by Seller or Buyer.

2. Buyer will include the foregoing restrictive covenant provisions in the Shive Employment Agreement and Shinnick Employment Agreement, will not amend such employment agreements to remove such provisions, will include Seller as a third party beneficiary of such covenants and will enforce such provisions against Shive and Shinnick to the best of its ability, including through litigation, if necessary.

C. Buyer acknowledges that the restrictions contained in this Section VII are reasonable and necessary to protect the legitimate interests of Seller and do not cause Buyer undue hardship.  Buyer acknowledges that any violation of this Section VII could cause irreparable harm to Seller, that damages for such harm may be incapable of precise measurement and that, as a result, Seller may not have an adequate remedy at law to redress the harm caused by such violations.  Therefore, in the event of an alleged violation of this Section VII by Buyer or any of its affiliates, Buyer agrees that, in addition to its other remedies, Seller shall be entitled to seek injunctive relief and other equitable remedies, including, but not limited to, immediate temporary injunction, temporary restraining order and/or preliminary or permanent injunction to restrain or enjoin any such violation.  Buyer hereby agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

D. If a court of competent jurisdiction construes the covenants in this Section VII or any part hereto, to be unenforceable because of its duration or the geographical area covered hereby, the court shall modify such unenforceable provision to the extent necessary so that the provision, as modified, shall then be enforceable.  The parties hereto intend that the provisions of Section VII shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America within the Covered Counties.

E. Buyer will, and will cause Wasatch to, use its reasonable best efforts to ensure that the New Income Equity Fund remains open for new investment by new and existing shareholders, and that the New Income Equity Fund is not merged into any other fund.

F. Buyer will, and will cause Wasatch to, use its reasonable best efforts to ensure that the New Long/Short Fund remains open for new investment by new and existing shareholders so long as its assets under management are not in excess of One Billion Dollars and that the New Long/Short Fund is not merged with any other fund.

G. For a period of seven (7) years following the Closing, Buyer shall provide Seller herewith access to any records which constitute a portion of the Business Assets for any reasonable purpose.

H. Unless otherwise agreed to in writing by Seller, until January 1, 2011, Seller will, and will cause Wasatch to, use its reasonable best efforts to ensure that the names of the New Funds will not be changed and that the term “1st Source” will continue to be included in such names.

I. Buyer and Seller each acknowledges that the Reorganization contemplated by this Agreement is intended to comply with the requirements of Section 15(f) of the 1940 Act.  In that regard:

1. Buyer shall cause Wasatch to use its reasonable best efforts to conduct its business so as to assure that, insofar as within the control of Buyer and Seller or Wasatch, for a period of two years after the Closing Date as specified in the Reorganization Agreement, no change in fees or addition of expenses to the New Funds or implementation of other arrangements will occur which would result in an “unfair burden” (as that term is used in Section 15(f) of the 1940 Act) to the New Funds; and

2. Buyer agrees that it shall cause Wasatch to use its reasonable best efforts to cause the directors of Wasatch Funds to take, or refrain from taking, such actions to ensure that, insofar as within the control of Buyer or Wasatch, for a period of three years after the Closing Date as specified in the Reorganization Agreement, at least 75% of the members of the board of directors of Wasatch Funds, including any successors thereto, shall not be “interested persons” (as that term is defined in the 1940 Act) of the Buyer, Seller or Wasatch.

SECTION VIII.

MISCELLANEOUS

A. Notices.  All notices hereunder shall be deemed to have been given when delivered in person or, five (5) days thereafter if mailed, by registered or certified mail, postage prepaid, addressed to any party at its address set forth below or at any other address identified in writing to the other parties hereto:

If to Seller:

c/o 1st Source Bank

Attention:  Chief Executive Officer

100 North Michigan Street, P. O. Box 1602

South Bend, IN   46634

With a copy to:

Vedder Price P.C.

222 North LaSalle Street, Suite 2600

Chicago, Illinois  60601

Attention:                                William J. Bettman, Esq.

If to Buyer:

Wasatch Advisors, Inc.
150 Social Hall Avenue
4th Floor
Salt Lake City, UT  84111

With a copy to:

Alan Bell
Dorsey & Whitney LLP
136 South Main, Suite 1000
Salt Lake City, UT  84101

B. Captions.  The captions hereunder are for the convenience of the parties and shall not control or affect the interpretation or construction of this Agreement.

C. Controlling Law; Consent to Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana.  Seller and Buyer hereby consent to service of process and exclusive jurisdiction in the State of Indiana with respect to any disputes arising under or in relation to this Agreement.

D. Entire Agreement.  This Agreement and the agreements, documents, schedules and exhibits referred to herein constitute the entire agreement of the parties with respect to the transactions contemplated hereby and supersede all other agreements between the parties, whether written or oral which survives the execution and delivery hereof.  This Agreement may not be amended, except in a writing signed by each of the parties hereto.

E. Binding Effect.  This Agreement shall inure to the benefit of and bind the parties hereto and their respective successors and assigns.

F. No Assignment or Amendment.  Neither this Agreement nor any rights of any party hereunder may be assigned without obtaining the prior written consent of the other party hereto, which consent shall not be unreasonably withheld; provided, however, after the Closing

Seller may assign its rights to receive payment of the Purchase Price to any party without the prior consent of Buyer.  Subject to the preceding sentence, this Agreement will be binding upon and inure to the benefit of the successors and permitted assigns of the parties.  This Agreement may not be amended and the terms hereof shall not otherwise be modified except by an instrument in writing signed by the parties hereto.

G. Expenses and Fees.  Each party shall pay its respective costs, expenses and legal fees in connection with this Agreement and the transactions contemplated hereby.  However, all costs relating to the solicitation of the shareholders of Seller Funds (inclusive of legal fees and expenses, printing, mailing the proxy statement and soliciting proxies) will be paid by Buyer.

H. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed as of the day and year first above written.

WA HOLDINGS, INC. By: Title:
1ST SOURCE CORPORATION INVESTMENT ADVISORS, INC. By: Title:

EXHIBIT LIST

Exhibit A                                Agreement and Plan of Reorganization

Exhibit B	Earn-Out Fee Calculation Spreadsheet

and

Aggregate IE Value Earn-Out Fee Calculation Spreadsheet

Exhibit C                                Income Fund New Investment Subadvisory Agreement

EXHIBIT A

Agreement and Plan of Reorganization

A-1

EXHIBIT B

Example Earn-Out Fee Calculation

and

Example Aggregate IE Value Earn-Out Fee Calculation

C-1

EXHIBIT C

INCOME FUND NEW INVESTMENT SUBADVISORY AGREEMENT

E-1